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                                                                   EXHIBIT 10.3





April 29, 1999

Ross D. Henderson, M.D.
50 E. Tangerine Road
Tucson, AZ 85737

         Re:  Terms of Employment

Dear Ross:

On behalf of Foundation Health Systems, Inc. (hereinafter the "Company") I would like to confirm our offer to you for your promotion to the exempt position of Senior Vice President and Chief Medical Officer for the Company. In this position you will report directly to the President and Chief Executive Officer of the Company. You will earn a monthly salary of $29,166.67. As is our current practice, you will be paid on a bi-weekly basis with 26 pay periods per year. Performance of each of the Company's Associates is generally reviewed on an annual basis, and any adjustment to salary is ordinarily made upon the completion of such performance review. You will also be provided a $1,000 per month automobile allowance, subject to any changes that might be made from time to time to the overall automobile allowance program.

In addition, during 1999 you will be eligible to participate in the Management Incentive Plan which allows you an opportunity to earn up to 70 percent of your base salary. The receipt of any incentive compensation is contingent upon achieving Company and individual objectives. You must be actively employed and on the Company payroll at the time incentive compensation is paid. Incentive compensation calculations are based on the base salary in effect on December 31st of the Executive Incentive Plan year. Incentive compensation payments are subject to normal payroll deductions.

As part of our long-term incentive program, you are eligible to participate in the Company's stock option program. In this connection and as part of your promotion, the Compensation and Stock Option Committee of the Company's Board of Directors (hereinafter the "Committee") has granted to you, effective April 22, 1999 (the "Grant Date"), a stock option (the "Option") to purchase an aggregate of 68,781 shares (the "Option Shares") of the Company's Class A Common Stock. The Option will vest with respect to one-third of the Option Shares on each of the first three anniversaries of the Grant Date until the Option becomes fully exercisable, and the exercise price for the Option is equal to $13.0625 per share, the closing sales price per share of the Company's Class A Common Stock on the Grant Date. Any additional grants remain within the sole discretion of the Committee.

In addition to the foregoing, and subject to your continued employment with the Company, you will be eligible to continue participation in Company-offered benefits if you meet certain criteria. These benefits include group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k) plan, Company-recognized holidays tuition reimbursement and

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Offer ltr/Ross Henderson M.D.
April 29,1999


participation in our deferred compensation program. In our 401(k) plan, the Company currently matches your contribution at $.50 for every dollar contributed up to six percent (6%) of your compensation (subject to certain limitations). The Company's Paid Time Off ("PTO") benefit is provided to you for illness, vacation and personal time off. Under the PTO program you accrue PTO at a rate of 25 days per year. In case of a conflict between this summary and the official documents, the official documents will always govern. In addition, the Company reserves the right to change, amend or terminate the benefits plans at any time, with or without notice.

To assist you in tax preparation and financial planning activities, the Company will provide up to $5,000.00 in annual reimbursement for expenses related to this activity. Invoices for services received should be submitted to the Human Resources Department for approval. The Company will also provide you with a relocation benefit program targeted to assist you in relocating to Southern California. Attached you will find a copy of the Relocation Benefits Guideline applicable to you. If you have any questions regarding the relocation benefits please contact me at your convenience at (818) 676-7835.

Upon your relocation and/or your purchase of a new residence in Southern California, FHS will provide to you a one-time $150,000 loan (the "Loan"). The outstanding principal amount of the Loan shall bear simple interest per annum at a rate equal to the Prime Rate as reported in the Wall Street Journal on the date the loan proceeds are provided to you. Such rate shall be adjusted on the first day of each calendar year to the Prime Rate in effect on such day.

Provided that you are still employed by the Company at such time, the Loan principal and any accrued interest will be forgiven, one-half on January 1, 2001 and the remaining one-half on January 1, 2002. Additionally, the full amount of Loan principal and any accrued interest thereon will be forgiven in full prior to January 1, 2002 if you are involuntarily terminated without "Cause", leave the Company for "Good Reason" following a "Change of Control", or are unable to work due to disability or upon your death.

Any unforgiven and unpaid principal of the Loan, plus any unforgiven and unpaid accrued interest thereon shall be due and payable by you upon demand by the Company in the event you voluntary terminate your employment with the Company for any reason other than Good Reason following a Change of Control. For purposes of this letter agreement, Good Reason, Cause and Change of Control are defined in the Company's Standard Severance Payment Agreement for Tier 1 Officers of the Company described below. This loan will be subject to the further standard terms and conditions contained in a Promissory Note to be forwarded to you under separate cover.

Additionally, the Company will provide you with protection in the event of the termination of your employment pursuant to, and subject to the terms and conditions of, the Company's current standard Severance Payment Agreement for Tier 1 Officers of the Company. A copy of this form of Severance Payment Agreement which will be entered into is attached for your reference and information.



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Offer ltr/Ross Henderson M.D.
April 29,1999


You agree, through the signing of this letter, that your employment with the Company is at the mutual consent of each of you and the Company and is an "at-will" employment relationship. Nothing in this letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that your employment relationship will be mutually beneficial and rewarding, both you and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement, signed by you and the President and Chief Executive Officer of the Company, that clearly and expressly specifies the intent to modify the at-will relationship and upon approval of the Committee. In accepting employment with the Company, you acknowledge that no Company representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.


You agree, without further compensation, to cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, your employment with the Company or its predecessors or affiliates for which the Company requests your assistance, which cooperation and assistance shall include, but not be limited to, providing testimony and assisting in information and document gathering efforts. Such obligation on your part will continue to apply not only during you employment with the Company but after post-termination of such employment. In this connection, it is agreed that the Company will use its reasonable best efforts to assure that the request for such cooperation will not unduly interfere with your other material business and personal obligations and commitments. Furthermore, the Company will reimburse to you all reasonable expenses directly related to your requested participation.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting this new position with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment is terminated (voluntary or otherwise), you agree to deliver to the Company within five business days of termination all written and/or graphic records affecting or relating to the Company's business, including but not

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Offer ltr/Ross Henderson M.D.
April 29,1999

limited to material containing Confidential Information.

You have agreed and certify that you have no other agreement, relationship, or commitment to any other person or entity that conflicts with your obligations to the Company under this offer letter. If you are unable to so certify, all such agreement(s) must be identified here:

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You agree not to use or disclose any confidential information or trade secrets of others, including all prior employers, in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use or disclosure of confidential information or trade secrets of another, you agree to notify the Corporate General Counsel and Secretary or myself in the Corporate Human Resources Department of the situation immediately.

Finally, this letter sets forth all the terms of this offer of employment. It supersedes all previous and contemporaneous oral and written communications and representations. To confirm your acceptance of these terms, please sign, date and return a copy of this letter to the Senior Vice President of Human Resources. An additional copy of the offer letter is enclosed for your files.

Ross, we are pleased to present you this professional opportunity and are excited about the contributions that you can make to the Company as part of our Corporate management team. Should you have any questions please feel free to contact me at (818) 676-7835.


Sincerely,

/s/ Karin Mayhew
Karin Mayhew
Senior Vice President
Corporate Human Resources


Attachment:  Form of Severance Payment Agreement
             Relocation Benefits Guideline

CC:  Jay Gellert

I HEREBY ACCEPT AND AGREE TO THE TERMS OF THIS OFFER OF EMPLOYMENT AS OUTLINED ABOVE.



         /s/ ROSS D. HENDERSON                                         4/30/99
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                   SIGNATURE                                            DATE